Exhibit 10.35

FINAL FORM v2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of October 15, 2023, by and among RITE AID CORPORATION (the “Company”), STEIN ADVISORS LLC (the “Consultant”) and JEFFREY S. STEIN (“Stein”), for purposes of Sections 2(a), 2(c)(6), 2(f) through 2(h), 4, 5, 6, 7, 8(h), and 8(i)).

WHEREAS, the Company and Stein are party to that certain Consulting Agreement, dated as of July 11, 2023 (the “Prior Agreement”); and

WHEREAS, the Company and Stein desire to terminate the Prior Agreement and to transition Stein’s role from a consultant under the Prior Agreement to the Consultant’s roles described herein by entering into the terms of this Agreement, which shall supersede the terms and conditions of the Prior Agreement in its entirety, and the Consultant desires to enter into this Agreement and to accept such positions, subject to the terms and conditions of this Agreement, and by entering into this Agreement, the Consultant waives any and all claims the Consultant and/or Stein may have to terminate the Consultant’s or Stein’s services for Good Reason (as defined in the Prior Agreement or this Agreement) on the basis of the Consultant’s entry into this Agreement.

NOW, THEREFORE, in consideration of the respective agreements and covenants set forth in this Agreement, the receipt of which is hereby acknowledged, the parties hereby agree to be legally bound as follows:

AGREEMENTS

1.Term. The Company agrees to engage the Consultant, effective as of October 15, 2023 (the “Effective Date”), and the Consultant agrees to be engaged by the Company, upon the terms and conditions set forth in this Agreement, until either the Company or the Consultant gives written notice to the other party of its intent to terminate this Agreement (which may be done by either party for any or no reason) in accordance with Section 3 (with the duration of the Consultant’s service hereunder, the “Term”).

2.Terms of Consulting Arrangement.

(a)Agents. Stein will provide the services hereunder personally and use of the term “Consultant” shall be deemed to refer to Stein in his capacity as the service provider under this Agreement. The Consultant will obtain the Company’s prior written consent before using any other agent to perform the services hereunder.

(b)Location. The Consultant shall not be required to provide services hereunder from any specific location, although the Company and Consultant acknowledge that (i) the Consultant’s primary work location will be in the New Canaan, Connecticut metropolitan area and (ii) the Consultant will be required to travel to other locations as reasonably required for the effective performance of the services hereunder.

(c)Positions; Description of Services; Reporting.

(1)During the Term, the Consultant will make Stein available to serve as the Company’s Chief Executive Officer and Chief Restructuring Officer and Stein will so serve. Stein will also be appointed as a member of the Company’s Board of Directors (the “Board”).

(2)In the capacity as Chief Executive Officer, the Consultant will have the duties, authorities, and responsibilities commensurate with the duties, authorities, and responsibilities of persons in similar capacities in similarly sized companies, and all employees of the Company will report directly or indirectly to the Consultant. In the capacity as Chief Restructuring Officer, the Consultant will have the duties and responsibilities customarily associated with such position and such other related duties and responsibilities reasonably assigned to the Consultant from time to time by the Board or a duly authorized committee thereof, including, without limitation, the following:

A.identifying and exploring the Company’s refinancing/restructuring options that are intended to be deleveraging and value accretive to the Company;

B.assessing options to optimize the Company’s capital structure;

C.managing and implementing the restructuring plan(s) of the Company and its subsidiaries;

D.exploring and recommending asset acquisition(s), disposition(s), merger(s), or other strategic transaction(s);

E.communicating and/or negotiating with outside constituents, including, but not limited to, lenders to the Company;

F.developing and implementing cash management strategies and processes designed to enhance liquidity;

G.reviewing and analyzing the revised business plan(s), including financial and operating budgets;

H.reviewing and recommending changes that would enhance the efficiency and cost effectiveness of the Company’s corporate organization;

I.evaluating the Company’s management team and determining the appropriate resources of management, including evaluating and staffing the Company’s senior management team; and

J.managing all outside advisors to the Company regarding the reorganization of the Company (excluding any advisors to the Board or any committee of the Board).

(3)In providing the services hereunder, the Consultant will report directly and exclusively to the Board or a duly authorized committee thereof.

(4)Upon the termination of the Term, the Consultant’s services hereunder will cease and the Consultant will promptly deliver to the Company and not keep in the Consultant’s possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company or its affiliates or that belongs to any other third party and is in the Consultant’s possession as a result of the consulting relationship with the Company, whether created by the Consultant or another person. For the avoidance of doubt, property that is covered by this paragraph includes information and files in electronic form. Notwithstanding anything to the contrary in the foregoing, if the Term terminates, but the Consultant continues providing services to, or otherwise becomes employed by, the Company (in either case, in a position expressly agreed by the Company), this subsection (c)(4) shall not apply and have no force or effect. Upon the termination of the Term, unless otherwise requested by the Board or a duly authorized committee thereof, the Consultant and Stein will be deemed, as of the date of termination and without any other required action, to have resigned from the Board and all other positions held at the Company and its affiliates. The Consultant and Stein, at the Board’s (or a duly authorized Board committee) request, will promptly sign and return such documentation that the Board or such committee deems reasonable and necessary to reflect such resignation(s). For the sake of clarity, such documentation will not include a release of claims or any new obligations by which the Consultant must abide.

(5)During the Term, the Consultant agrees to devote substantially a full-time working schedule to the business and affairs of the Company to properly complete the services hereunder, and when so doing shall use his reasonable best efforts to faithfully, effectively, and efficiently perform such services. The specific days and hours during which the Consultant will perform the services hereunder will be determined by the Consultant, subject to alteration dependent on the reasonable business needs of the Company, but generally expected to be consistent with normal business hours, and the Consultant agrees to use reasonable best efforts to be available when requested by the Company with reasonable notice. Nothing herein shall prohibit the Consultant from engaging in other for-profit activities during the Term, so long as such activities do not materially interfere or conflict with the Consultant’s performance of his services hereunder or create (or are reasonably likely to create) an actual business or fiduciary conflict.

(6)Each of the Consultant and Stein will comply in all material respects with the Company’s policies for executive officers of the Company including (but not limited to) the Company’s Code of Business Ethics and Conduct, in each case, to the extent, and in the form, provided to the Consultant.

(d)Compensation.

(1)Consulting Fee. During the Term, the Consultant shall receive a monthly consulting fee of US$300,000 (“Consulting Fee”), which shall be pro-rated for partial months and paid in advance on the first day of each month commencing during the Term; provided that an aggregate amount equal to 50% of the total Consulting Fees paid following the ninth month of the Term shall be deducted from the Success Bonus (as defined below).

(2)Reorganization Success Bonus. Subject to the Consultant’s continued service through the Vesting Date (as defined below), the Company will pay the Consultant a reorganization success bonus (the “Success Bonus”) equal to US$20,000,000, which shall be reduced by 50% of the Consulting Fee paid after ninth month of the Term. The Success Bonus shall be considered earned and vested on the Vesting Date and will be paid in a cash lump sum on the Vesting Date. The “Vesting Date” means the earlier to occur of (i) consummation of a Success Event (as defined on Exhibit A) described in prongs (a) and (c) of such definition and (ii) the day before the consummation of a Success Event described in prong (b) of such definition; provided, that notwithstanding the occurrence of the Vesting Date or the payment of any Success Bonus, the Company expects that the Consultant shall continue to provide services under this Agreement through the earlier to occur of the conclusion of any proceeding by the Company under the Bankruptcy Code and the determination by the Board, or a duly authorized Board committee, that the Consultant’s services no longer are needed.

(3)Expenses and Lodging. The Consultant is authorized to incur reasonable business expenses that, in his reasonable business judgment, are necessary or appropriate to carry out his services under this Agreement, including the Consultant’s reasonable expenses associated with traveling. The Consultant shall be entitled to reimbursement for such expenses upon submission of receipts and subject to the Company’s standard procedures and policies for consultant expenses. The Consultant will reasonably promptly remit invoices for expenses incurred hereunder, which shall be paid within 30 days of receipt of such invoice.

(e)No Benefits. Neither the Company nor any of its affiliates will provide the Consultant with any benefits, nor will the Consultant be entitled to participate in any benefit plan or arrangement of the Company or any of its affiliates (the “Company Group Benefit Plans”). If, for any reason, any government agency, court, or other entity determines that the Consultant is entitled to participate in any Company Group Benefit Plan for the period during which the Consultant is providing services to the Company, then the Consultant hereby waives his right to receive any benefits under such Company Group Benefit Plan. Further, if for any reason the waiver contained in the immediately preceding sentence is determined to be invalid or unenforceable, and a determination is made that the Consultant is entitled to any benefits under any such Company Group Benefit Plan for the period during which the Consultant is providing services to the Company, then the Consultant agrees to irrevocably waive any such benefits (and will promptly complete and return any documents reasonably specified by the Company for such purpose).

(f)Independent Contractor Status; Tax Consequences. The Consultant and Stein acknowledge that, during the Term, the Consultant’s relationship with the Company will be that of an independent contractor, and neither the Consultant nor Stein will be an employee of the Company. The Consultant represents and warrants that he is customarily engaged in an independently established trade, occupation, or business of the same or similar nature as the services to be performed hereunder. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to the Consultant or made on the Consultant’s behalf under the terms of this Agreement. The Consultant and Stein agree and understand that the Consultant is responsible for payment, if any, of local, state, and/or federal taxes on the payments made hereunder by the Company. The Consultant and Stein represent and agree that the Company is not required to withhold or pay any income, payroll, social security, or other federal, state, or local taxes, make any insurance contributions, including for unemployment or disability, or obtain workers’ compensation insurance on behalf of the Consultant or Stein. However, the Company reserves the right to withhold payroll taxes and other amounts to the extent required by applicable law. For the avoidance of doubt, the Consultant has requested and will receive an IRS Form 1099-MISC or Form 1099-NEC, as appropriate, from the Company for the services under this Agreement. The Consultant acknowledges and agrees that the Consultant is obligated to report as income all compensation received by the Consultant pursuant to this Agreement.

(g)No Prior Restrictions. The Consultant and Stein represent and warrant that the Consultant’s and Stein’s services relationship with the Company will not violate, or cause the Consultant or Stein to be in breach of, any obligation or covenant made to any former employer or other third party, and each agrees that, during the course of the Consultant’s and Stein’s services relationship with the Company, the Consultant and Stein will not take any action that would violate or breach any legal obligation that the Consultant or Stein may have to any former employer or other third party.

(h)Indemnification. In the event the Company does not withhold the payroll taxes and other amounts required to be withheld by applicable law described in Section 2(f), the Consultant shall indemnify the Company for income taxes and the employee portion of any payroll taxes if it is finally determined the Company was required to withhold; provided that, this indemnification obligation will apply only if the Company reasonably promptly notifies the Consultant of such claim and the Consultant fails to demonstrate the relevant taxes were paid by the Consultant or its affiliates (the “Consultant Indemnification”).  During the Consultant’s and Stein’s provision of the services hereunder, the Company agrees to indemnify and hold the Consultant and Stein each harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and legal expenses) as a result of any claim or proceeding (whether civil, criminal, administrative, or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative, or investigative), against the Consultant or Stein and that may arise out of or relate to the Consultant’s or Stein’s provision of the services as an advisor to the Company or in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, and to promptly advance to the Consultant (or Stein) or the Consultant’s (or Stein’s) representatives such fees and expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Consultant, Stein, or by someone on the Consultant’s or Stein’s behalf to repay such amount if it shall ultimately be determined that the Consultant or Stein, as the case may be, is not entitled to be indemnified by the Company (the “Indemnification”); provided that (i) Indemnification shall only be provided to the extent the Consultant or Stein, as the case may be, acted in good faith and in a manner the Consultant or Stein, as the case may be, reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, the Consultant or Stein, as the case may be, had no reasonable cause to believe the Consultant’s or Stein’s, as the case may be, conduct was unlawful and (ii) the Indemnification shall not apply with respect to the Consultant Indemnification. If the Consultant or Stein has any knowledge of any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, as to which the Consultant or Stein may request indemnity under this provision, the Consultant or Stein will provide the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Consultant’s or Stein’s right to Indemnification. The Company shall be entitled to assume the defense of any such proceeding, and the Consultant and Stein will use reasonable efforts to cooperate with such defense. To the extent that the Consultant or Stein, in good faith, determines that there is an actual or potential conflict of interest between the Consultant or Stein and the Company in connection with the defense of a proceeding, the Consultant or Stein shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel that the Consultant or Stein shall select (provided that the Company may reasonably object to the selection of counsel within ten business days after notification thereof), which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Consultant’s and/or Stein’s separate defense. The provisions herein with respect to the Indemnification shall continue in effect after the termination of the Consultant’s or Stein’s service with the Company.

3.Termination of Service.

(a)Death. The Consultant’s service hereunder shall terminate automatically upon the Consultant’s death during the Term.

(b)Cause. The Company may terminate the Consultant’s services hereunder for Cause at any time during the Term and without advance written notice. For purposes of this Agreement, “Cause” shall be limited to the Consultant’s (i) refusal to perform any material services hereunder (other than as a result of the Consultant’s physical or mental incapacity) that continues after written notice and opportunity to cure from the Company, (ii) the commission of an intentional and material act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company as reasonably determined by the Company, (iii) conviction of, or plea of no contest or nolo contendere to, any felony or any crime that involves fraud, dishonesty, or moral turpitude or that causes material harm, financial or otherwise, to the Company, (iv) willful failure to reasonably cooperate (other than due to the Consultant’s death or disability) in any audit or investigation of the business or financial practices of the Company that continues after written notice from the Board and 30 days to cure; or (v) willful and material violation of any federal, state, or local law or regulation applicable to the Company or its business that demonstrably and materially adversely affects the Company that is not promptly (i.e., within 30 days) cured after written notice from the Company. For purposes of the previous sentence, no act or failure to act on the Consultant’s part shall be deemed “willful” unless done, or omitted to be done, by the Consultant not in good faith and without reasonable belief that the Consultant’s action or omission was in the best interest of the Company. The Consultant’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or (with respect to legal matters only) upon and in conformance with the recommendation of counsel for the Company is conclusively presumed to be in good faith and in the best interests of the Company.

(c)“Good Reason” means the occurrence of any of the following, without the Consultant’s written consent: (i) a material breach of this Agreement by the Company, (ii) any material diminution of the Consultant’s titles, duties, responsibilities, or authority, including any adverse change in the Consultant’s positions, or (iii) a reduction of the Consulting Fee or the Success Fee, or failure to pay the same. In order to terminate the Consultant’s service for Good Reason, each of the following conditions must be satisfied: (A) the Consultant must provide written notice to the Company within 60 days of the Consultant’s actual knowledge of the first occurrence of the alleged event; (B) the Company must fail to cure such occurrence in all material respects within ten days following receipt of the Consultant’s written notice described in clause (A); and (C) if the Company fails to cure as described in clause (B), the Consultant must actually terminate employment within the 30-day period following the expiration of the Company’s ten-day cure period.

(d)Notice of Termination. The Company may terminate the Consultant’s services hereunder at any time with or without Cause, in each case, upon written notice delivered in accordance with this Section 3(d). Any termination hereunder, whether by the Company for Cause or without Cause or by the Consultant for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8(d). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the services hereunder under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

(e)Date of Termination. “Date of Termination” means (i) if the Consultant’s service is terminated by the Company for or without Cause, the Consultant’s date of receipt of the Notice of Termination, (ii) if the Consultant’s service is terminated by the Consultant for or without Good Reason, the date of the Notice of Termination, or (iii) if the Consultant’s service is terminated by reason of the Consultant’s death, the date of the Consultant’s death.

4.Obligations of the Company upon Termination. Upon a termination of the Consultant’s service hereunder, the Company shall have no further payment obligations to the Consultant, his agents, or any of their legal representatives, other than for (a) the payment in a lump sum in cash within five days after the Date of Termination (or such earlier date as required by applicable law) of that portion of the Consulting Fee accrued through the Date of Termination to the extent not previously paid, and any expense reimbursement accrued and unpaid, and (b) if such termination is by the Consultant for Good Reason or by the Company for a reason other than Cause and other than due to the Consultant’s inability to perform services hereunder due to his death or his physical or mental impairment and such termination occurs (i) before the Company files a voluntary petition under Chapter 11 of the United States Code (the “Bankruptcy Code”), payment in a lump sum in cash within 30 days after the Date of Termination in the amount of US$10,000,000; or (ii) after the Company files a voluntary petition under Chapter 11 of the Bankruptcy Code, payment of the Success Bonus, to the extent it becomes payable in accordance with the terms of this Agreement within 18 months after such termination, which shall be paid in a lump sum in cash within five days after the date it becomes payable.

5.Confidential Information.

(a)The Consultant acknowledges that the Company has trade, business, and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”) that has been and will be provided to the Consultant during the Consultant’s service relationship with the Company. Confidential information includes, but is not limited to, sales materials, technical information, strategic information, business plans, processes, and compilations of information, records, specifications, and information concerning customers or vendors, customer lists, and information regarding methods of doing business.

(b)The Consultant is aware that the Company has implemented policies to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis, requiring the labeling of documents as “confidential,” and requiring the keeping of information in secure areas. The Consultant acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort, and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information. The Consultant acknowledges that all such Confidential Information is the sole and exclusive property of the Company and its affiliates.

(c)During, and all times following, the Consultant’s service relationship with the Company, the Consultant and Stein shall hold in confidence and not directly or indirectly disclose, use, copy, or make lists of any Confidential Information, except (i) to the extent determined appropriate by the Consultant or Stein in his reasonable discretion to provide services hereunder to the Company; (ii) where such information is, at the time of disclosure by the Consultant or Stein, generally available to the public other than as a result of any direct or indirect act or omission of the Consultant or Stein in breach of this Agreement; or (iii) where the Consultant or Stein is compelled by legal process. The Consultant and Stein agree to use reasonable efforts to give the Company prompt written notice of any and all attempts to compel disclosure of any Confidential Information, to the extent that it or he is legally permitted to do so. Such written notice shall include either (A) the subpoena(s) or order(s) (or other similar documents) compelling such disclosure, or (B) a reasonable description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and a copy of the subpoena, order or other process used to compel disclosure, in each case to the extent legally permitted to do so.

(d)The Consultant and Stein will take such precautions as deemed reasonable to prevent disclosure of Confidential Information in it or his possession or control to any unauthorized individual or entity. The Consultant and Stein further agree not to use, whether directly or indirectly, any Confidential Information for the benefit of any person, business, corporation, partnership, or any other entity other than the Company.

(e)In accordance with the Defend Trade Secrets Act of 2016, the Consultant and Stein are hereby notified by the Company that the Consultant and Stein will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Consultant and Stein are further notified by the Company that, if the Consultant or Stein files a lawsuit for retaliation by an employer for reporting a suspected violation of law, then the Consultant or Stein may disclose the employer’s trade secrets to the Consultant’s or Stein’s attorney, as applicable, and use the trade secret information in the court proceeding if the Consultant or Stein, as applicable: (I) files any document containing the trade secret under seal; and (II) does not disclose the trade secret, except pursuant to court order.

Nothing in this paragraph shall be interpreted to mean that the Consultant or Stein is an employee of the Company or that the Company is the Consultant’s or Stein’s employer.

(f)The Consultant and Stein each may, and each is expected to, provide the Company with advice, suggestions, or feedback (collectively, the “Feedback”) relating to the Company’s business, products, and services (and improvements, enhancements, and improvements thereto), including in written or tangible form (collectively, the “Materials”). The Company may use such Feedback and Materials, and, to the extent that the Consultant and/or Stein has any intellectual or proprietary rights in such Feedback and Materials, the Consultant and Stein hereby grant the Company a non-exclusive, worldwide, perpetual, transferable, sublicensable, irrevocable, royalty free license under such rights, to use and exploit such Feedback and Materials for any purpose, including in connection with developing, maintaining, and improving its products and services. The Consultant and Stein will not disclose to the Company, or use for the benefit of the Company, any materials or technology that the Consultant and/or Stein do not own, that are subject to any restrictions on use by the Company, the Consultant, or Stein, or that infringe, or if used or implemented by the Company, would infringe, any third party’s intellectual property rights.

(g)As used in this Section 5, “Company” shall include the Company and any of its affiliates.

6.Mutual Non-Disparagement. During the Term and for three years thereafter, the Consultant and Stein agree not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage the Company, any of its affiliates, or any of their respective officers, managers or directors. During the Term and for three years thereafter, the Company agrees to use commercially reasonable efforts to cause its then-current officers and members of its Board not to intentionally make, or intentionally cause any other person to make, any public statement on behalf of the Company that is intended to criticize or disparage the Consultant or Stein. This Section 6 shall not be construed to prohibit any person from responding publicly to incorrect public statements, from making truthful statements when required by law, subpoena, court order, or the like or to enforce this Agreement, or from making internal (i.e., non-public) statements while discharging duties to the Company. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede any individual from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency inspector general, or making other disclosures under the whistleblower provisions of federal law or regulation.

7.Employee Non-Solicit. During the Term and for six months thereafter, the Consultant and Stein agree that the Consultant and Stein shall not, except in the furtherance of the Consultant’s duties hereunder, solicit, aid, or induce any employee or individual service provider of the Company or any of its subsidiaries to leave such employment or service or to accept employment with or render services to or with any other person, firm, corporation, or other entity unaffiliated with the Company and its subsidiaries or hire or retain any such employee or individual service provider. An employee or individual service provider shall be deemed covered by this Section 7 while so employed or engaged by the Company or any of its subsidiaries and for three months thereafter. An individual service provider shall be deemed covered by this Section 7 if such service provider is a natural person providing consulting services to the Company. For the avoidance of doubt, entity service providers will not be deemed to be covered by this Section 7. Notwithstanding the foregoing, the provisions of this Section 7 shall not be violated by (a) general advertising or solicitation not specifically targeted at Company-related persons or entities, or (b) during the three-month period described in this Section 7, with respect to an employee or other service provider who was first engaged by the Company specifically to assist the Consultant in its duties for the Company.

8.Miscellaneous.

(a)Survival and Construction. The Consultant’s obligations under this Agreement will be binding upon the Consultant’s administrators and will inure to the benefit of the Company and its subsidiaries, successors, and assigns. The language of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties. The section and paragraph headings used in this Agreement are intended solely for the convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.

(b)Definitions. As used in this Agreement, “affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term “control”, and correlative terms, means the power, whether by contract, equity ownership, or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(c)Other Matters. If the Company becomes subject to a proceeding under the Bankruptcy Code, then, if requested by the Consultant, the Company will use commercially reasonable efforts to obtain entry of an order of the U.S. bankruptcy court with jurisdiction over the Company’s bankruptcy case authorizing the Consultant to provide the services hereunder during the pendency of any such bankruptcy case on terms and conditions no less favorable than those set forth in this Agreement.

(d)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, electronic mail, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

Stein Advisors LLC

Jeffrey S. Stein

42 River Wind Road

New Canaan, CT 06840

Email: jstein@steinadvisorsllc.com

If to the Company:

Rite Aid Corporation

1200 Intrepid Avenue, 2nd Floor

Philadelphia, PA 19112

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee if delivered via hand, on the next business day following sending if delivered (sent) via electronic mail, and on the second business day following posting if delivered by registered or certified mail, return receipt requested, postage prepaid.

(e)Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable. A court or arbitrator is authorized hereunder to construe, judicially modify, or “blue pencil” any such provision in any such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable law.

The parties acknowledge that the remedy at law for a breach by the other party of any of Sections 5 and 6 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation or threatened violation of any part of such sections, the applicable party shall be entitled to immediate injunctive relief (or other equitable relief) without having to demonstrate special or unique damages, and, notwithstanding Section 8(i) below, may obtain a temporary order from any court having proper jurisdiction restraining any future or further violation. No bond or other security shall be required in obtaining such equitable relief, and each party to this Agreement hereby consents to the issuance of such equitable relief. Nothing in this paragraph shall be deemed to limit any remedies at law or in equity for any breach by a party hereto of any of the parts of such sections that may be pursued or availed of by a party hereto.

(f)Section 409A Compliance. This Agreement is intended to comply with (or be exempt from, including as a “short-term deferral” under) Internal Revenue Code Section 409A (“Section 409A”), and the provisions of this Agreement shall be construed accordingly. To the extent that any in-kind benefits or reimbursements pursuant to this Agreement are taxable and constitute deferred compensation subject to Section 409A, any reimbursement payment due shall be paid on or before the last day of the Consultant’s taxable year following the taxable year in which the related expense was incurred. In addition, any such in-kind benefit or reimbursement is not subject to liquidation or exchange for another benefit and the amount of such benefit or reimbursement that the Consultant receives in one taxable year shall not affect the amount of such benefits and reimbursements that the Consultant receives in any other taxable year. The Consultant agrees to promptly submit and document any reimbursable expenses in accordance with the

Company’s reasonable expense reimbursement policies for consultants in order to facilitate the timely reimbursement of such expenses.

Notwithstanding any other provision of this Agreement, (i) the Company makes no representation to the Consultant about the effect of Section 409A on the provisions of this Agreement or any other compensation arrangement of the Consultant, and the Company will have no liability to the Consultant in the event that either of them becomes subject to taxation (including taxes, penalties, and interest) under Section 409A (other than any reporting and/or withholding obligations that the Company may have under applicable tax law) or in the event either of them incurs other expenses on account of non-compliance or alleged non-compliance with Section 409A; (ii) if any other payments of money or provision of other benefits due to the Consultant hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise, such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Consultant will not be considered to have terminated services with the Company for purposes of this Agreement, and no payment shall be due to the Consultant under this Agreement, until the Consultant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; (iv) each amount to be paid or benefit to be provided to the Consultant pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A; and (v) if the Consultant is a “specified employee” within the meaning of Section 409A at the time of the Consultant’s separation from service, to the extent the Consultant agrees it is required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts otherwise payable upon the Consultant’s separation from service shall be delayed until the date six months and one day after the Consultant’s separation from service.

(g)No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(h)Complete Agreement. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and this Agreement supersedes all prior and contemporaneous oral and written agreements, representations, and understandings of the parties, which are hereby terminated, including, without limitation, the Prior Agreement. Other than expressly set forth herein, the Consultant and the Company acknowledge and represent that there are no other promises, terms, conditions, or representations (oral or written) regarding any matter relevant hereto. This Agreement may be executed electronically and in two or more counterparts. Upon entry into this Agreement, the Consultant waives any and all claims the Consultant and/or Stein may have to terminate the Consultant’s services for Good Reason (as defined in the Prior Agreement or this Agreement) on the basis of the Consultant’s entry into this Agreement, and the Consultant and Stein acknowledge and agree that the payment described in Section 4(b) of the Prior Agreement is not owed and will not be paid to the Consultant and/or Stein. For purposes of clarity, the Prior Agreement will be deemed terminated and of no force or effect once this Agreement becomes effective (other than amounts owed for services under the Prior Agreement prior to the date of this Agreement).

(i)Arbitration. Provided that the Company has not filed a voluntary petition under the Bankruptcy Code, the Company, on the one hand, and the Consultant and Stein, on the other hand, agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies, or other matters in question (“claims”), whether or not arising out of this Agreement or the Consultant’s or Stein’s service (or termination thereof), whether sounding in contract, tort, or otherwise and whether provided by statute or common law, that the Company may have against the Consultant or Stein, or that the Consultant or Stein may have against the Company or its parents, subsidiaries, and affiliates, and each of the foregoing entities’ respective officers, directors, employees, or agents in their capacity as such or otherwise; except that this Agreement to arbitrate shall not limit the Company’s right to seek equitable relief, including injunctive relief and specific performance, and damages and any other remedy or relief (including the recovery of attorney fees, costs, and expenses) in a court of competent jurisdiction for an alleged breach of Sections 5 or 6 of this Agreement, and the Consultant and Stein each expressly consents to the non-exclusive jurisdiction of the district courts of Connecticut for any such claims; provided that if the Company files a voluntary petition under the Bankruptcy Code, the Company may elect to adjudicate any claims (as defined herein) in a proceeding before the U.S. Bankruptcy Court with jurisdiction over the Company’s bankruptcy case. Subject to the preceding sentence, claims covered by this Agreement to arbitrate also include claims by the Consultant and/or Stein for breach of this Agreement, wrongful termination, discrimination and retaliation. In the event of any breach of this Agreement by the Company, it is expressly agreed that, notwithstanding any other provision of this Agreement, the only damages to which the Consultant and Stein shall be entitled is lost compensation in accordance with Section 2 and reimbursement of costs and expenses incurred by the Consultant and Stein in such dispute, as set forth below. The Company, the Consultant, and Stein agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. If a party refuses to honor its obligations under this Agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of Connecticut (excluding, to the extent applicable, choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that venue for arbitration will be in Fairfield County, Connecticut, and that any arbitration commenced in any other venue will be transferred to Fairfield County, Connecticut, upon the written request of any party to this Agreement. Any and all of the arbitrator’s orders, decisions, and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this Agreement to arbitrate, including any order, decision, or award of the arbitrator, shall be kept confidential by all parties. Notwithstanding anything to the contrary contained herein, the Company shall reimburse or pay the Consultant’s reasonable costs and expenses (including reasonable attorney’s fees) incurred in any dispute hereunder if the Consultant materially prevails on any significant issue in such dispute. THE COMPANY, THE

CONSULTANT, AND STEIN EACH ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, EACH PARTY IS WAIVING ANY RIGHT THAT SUCH PARTY MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM THAT SUCH PARTY MAY ALLEGE.

(j)Survival. Sections 5 and 6 of this Agreement, the agreement to arbitrate in Section 8(i) of this Agreement, and the provisions of this Agreement relating to the Success Bonus, shall survive the termination of this Agreement.

(k)Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of Connecticut without reference to principles of conflict of laws of Connecticut or any other jurisdiction, and, where applicable, the laws of the United States.

(l)Amendment. This Agreement may not be amended or modified at any time, except by a written instrument executed by the Company and the Consultant.

(m)Assignment. This Agreement is personal as to the Consultant, and accordingly, the Consultant’s obligations hereunder may not be assigned by it. This Agreement shall be assigned by the Company to any entity which is a successor in interest to all or substantially all of the Company’s business.

(n)Acknowledgment. The Consultant acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Consultant and Stein each has hereunto set his hand and, pursuant to the authorization from the Board of Directors, the Company has caused this Agreement to be executed, all as of the day and year first above written.

CONSULTANT:

STEIN ADVISORS LLC

/s/ Jeffrey Stein

STEIN (for purposes of Sections 2(a), 2(c)(6), 2(f) through 2(h), 4, 5, 6, 7, 8(h), and 8(i)):

Jeffrey S. Stein

/s/ Jeffrey Stein

RITE AID CORPORATION

By:	/s/ Thomas Sabatino
Name: Thomas Sabatino
Title: EVP, Chief Legal Officer

[Signature Page to Consulting Agreement]

EXHIBIT A

The term “Success Event” means the first to occur of the following, in each case, however such result is achieved:

(a)

A change-of-control transaction implemented through a process under Chapter 11 of the Bankruptcy Code, for all or substantially all of the assets of the Company, that is approved by the Board or a duly authorized committee thereof;

(b)	The effective date of a confirmed plan of reorganization under Chapter 11 of the Bankruptcy Code for the Company; and/or
(c)

The consummation of any out-of-court recapitalization or restructuring (through a single transaction or series of transactions) of the majority of the Company’s secured funded debt, through which the Company is contemplated to continue to operate as a going concern for the foreseeable future, and that is approved by the Board or a duly authorized committee thereof.

For purposes of this Exhibit A, the “Company” includes Rite Aid Corporation and its subsidiaries and controlled affiliates (taken as a whole), and any other entity that any of the foregoing may form or invest in to consummate any of the transactions described above, and will also include any successor to or assignee of all or a portion of the assets and/ or businesses of any of the foregoing entities howsoever any portion of such assets or businesses are assigned or transferred to such entities. A “Success Event” shall in no circumstance include liquidation through chapter 7 of the Bankruptcy Code.

A-1